Exhibit No. 2.2

EXECUTION COPY

STOCK PURCHASE AGREEMENT

DATED AS OF JANUARY 19, 2018

AMONG

ICORECONNECT INC.

AND

CHRISTOPHER L. ELLEY

AND

CILE L. SPELCE

INDEX

Schedules

5.1	Corporate Organization
5.2	Capitalization; Stock Ownership
5.3	Subsidiaries and Other Equity Investments
5.5	Uncollectible Accounts Receivable
5.6	Undisclosed Liabilities, Etc.
5.7	Certain Changes
5.8	Encumbrances
5.9	Certain Properties
5.10	Tax Matters
5.11	Contracts
5.12	Litigation
5.13	Patents and Trademarks
5.16	Governmental Authorizations
5.17	Employee Benefit Plans and Other Arrangements
5.18	Certain Transactions
5.22	Insurance
5.23	Bank Accounts; Powers of Attorney
5.24	Product Warranties
5.25	Certain Disclosures
6.1	Corporate Organization
6.2	Capitalization; Stock Ownership
6.6	Undisclosed Liabilities, Etc.
7.2	Certain Insurance Policies

STOCK PURCHASE AGREEMENT

AGREEMENT dated as of this 19th day of January 18, 2018 among iCORECONNECT INC., a Nevada corporation ("Buyer"), and CHRISTOPER L. ELLEY and CILE L. SPELCE (individually a "Seller" and collectively the "Sellers").

WHEREAS, Sellers own all of the outstanding shares of capital stock of Electro-Fish Media Inc., a Texas corporation (the "Company"), and

WHEREAS, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, all of the outstanding capital stock of the Company, all upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, the parties hereto agree as follows:

1. Purchase and Sale of Stock. Upon the terms and provisions of this Agreement, Buyer agrees to purchase and accept delivery from each Seller of, and each Seller agrees to sell, assign, transfer and deliver to Buyer, at the Closing provided for in Section 4, the shares of Common Stock of the Company set forth below opposite such Seller's name, free and clear of all liens, claims, charges, restrictions, equities or encumbrances of any kind:

Seller		Number of Shares
Christopher L. Elley		500
Cile L. Spelce		500
	Total	1,000

The 1,000 shares of Common Stock of the Company set forth above to be sold by Sellers to Buyer, constituting all of the outstanding shares of capital stock of the Company, are hereinafter collectively called the "Stock".

2. Consideration. As consideration for the Stock, Buyer, at the Closing, will: issue to each Seller 1,700,000 shares of Common Stock of Buyer, or a total of 3,400 000 shares of Common Stock of Buyer to Sellers (based on an agreed value of $0.50 per share of Common Stock of Buyer).

The parties to this Agreement intend that the issuance to the Sellers by the Buyer of the 3,400,000 shares of Common Stock of Buyer in exchange for all of the Stock shall be treated as a tax-free exchange for Federal income tax purposes under Section 368(a)(1)(B) of the Internal

Revenue Code (the "IRC") and/or Section 351 of the IRC and the shares of Common Stock of Buyer issued to Sellers are the sole consideration for the Stock. The parties agree not to take a position on any tax return or before any taxing authority that is inconsistent with this position unless otherwise required by a final and binding determination or resolution of governmental body with appropriate jurisdiction and each party agrees to promptly notify the other parties of any position that is inconsistent with this position.

3. Escrow. At the Closing, each Seller shall place in escrow with an escrow agent mutually agreed upon by the parties (the "Escrow Agent") 375,000 shares of the 1,700,000 shares of Common Stock to be issued by Buyer to such Seller as part of the consideration for the Stock. All of such 750,000 shares of Common Stock of Buyer (the "Escrowed Stock") shall be delivered by Sellers to the Escrow Agent at the Closing and shall be held and delivered by the Escrow Agent in accordance with the terms and provisions of the Escrow Agreement in the form of Exhibit A ("Escrow Agreement"), which Escrow Agreement Buyer, Sellers and the Escrow Agent shall execute and deliver at the Closing.

4. Closing. The closing of the purchase and sale of the Stock (the "Closing") shall take place at the office of iCoreConnect Inc. (or at such other place as the parties may mutually agree) at 10:00 o'clock in the forenoon, local time, on such date as soon as practicable upon which the parties shall mutually agree, but in no event later than January 31, 2018 (the "Closing Date"). The Closing Date may be postponed to a later time and date by mutual agreement of the parties. If the Closing is postponed, all references to the Closing Date in this Agreement shall refer to the postponed date.

4.1 Documents to be Delivered by Sellers to Buyer. At the Closing, Sellers will deliver to Buyer:

(A) stock certificates for the Stock, free and clear of all liens, claims, charges, restrictions, equities or encumbrances of any kind, which certificates shall be duly endorsed to Buyer or accompanied by duly executed stock powers in form satisfactory to Buyer;

(B) a certificate of Sellers in the form of Exhibit B certifying as to the accuracy of Sellers' representations and warranties at and as of the Closing and that Sellers have performed and complied with all of the terms, provisions and conditions to be performed and complied with by Sellers at or before the Closing;

(C) a certificate of Sellers in the form of Exhibit C certifying as to certain corporate matters, together with all of the attachments referred to therein; and

(D) such other certificates and documents as Buyer or its counsel may reasonably request.

4.2 Documents to be Delivered by Buyer to Sellers. At the Closing, Buyer will deliver to each of the Sellers:

(A) a stock certificate registered in the name of such Seller for the number of shares of Common Stock of Buyer set forth opposite such Seller's name in Section 2;

(B) an employment offer letter for such Seller in a form agreeable to such Seller.

(C) a certificate of Buyer in the form of Exhibit D certifying as to the accuracy of Buyer's representations and warranties at and as of the Closing and that Buyer has performed and complied with all of the terms, provisions and conditions to be performed and complied with by Buyer at or before the Closing;

(D) a certificate of Buyer in the form of Exhibit E certifying as to certain corporate matters, together with all of the attachments referred to therein; and

(E) such other certificates and documents as such Seller or such Seller's counsel may reasonably request.

4.3 Documents to be Delivered by Sellers, Buyer and Escrow Agent to Each Other. At the Closing, Sellers, Buyer and Escrow Agent will deliver to each other the Escrow Agreement and the Sellers shall deliver to the Escrow Agent certificates for the Escrowed Stock.

4.4 Form and Substance of Documents. The documents and instruments referred to in Sections 4.1, 4.2 and 4.3 and shall be in form and substance satisfactory to counsel for the party to whom they are delivered.

5. Representations and Warranties by Sellers. Sellers jointly and severally represent and warrant to Buyer as follows:

5.1 Corporate Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has the corporate power and authority to enter into and perform this Agreement, to carry on its business as now being conducted and as proposed to be conducted and to own and operate the properties and assets now owned and being operated by it. Sellers have delivered to Buyer complete and correct copies of the Company's Certificate of Incorporation and By-Laws as in effect on the date hereof. The Company is duly qualified or licensed to do business and is in good standing as a foreign corporation in each of the jurisdictions set forth in Schedule 5.1. The Company is not required to be qualified or licensed to do business as a foreign corporation in any other jurisdiction except such jurisdictions, if any, in which the failure to be so qualified or licensed will not have a material adverse effect on the conduct of its business or the ownership or use of any of its properties or assets. Schedule 5.1 sets forth a true and complete list of the names, addresses and titles of the directors and officers of the Company.

5.2 Capitalization; Stock Ownership. The authorized capital stock of the Company consists of 1,000 shares of Common Stock of the par value of $1.00 per share, of which 1,000 shares are issued (of such 1,000 shares 1,000 shares are outstanding and no shares are held by the Company as treasury stock). All of such issued shares have been duly authorized and validly issued and are fully paid and non-assessable and none of them was issued in violation of any preemptive or other right. Except as set forth in Schedule 5.2, the Company is not a party to or bound by any contract, agreement or arrangement to issue, sell or otherwise dispose of or redeem, purchase or otherwise acquire any capital stock or any other security of the Company or any other security exercisable or exchangeable for or convertible into any capital stock or any other security of the Company, and, except for this Agreement, there is no outstanding option, warrant or other right to subscribe for or purchase, or contract, agreement or arrangement with respect to any capital stock or any other security of the Company or any other security exercisable or exchangeable for or convertible into any capital stock or any other security of the Company.

Sellers own all of such 1,000 outstanding shares of Common Stock as set forth in Section 1, free and clear of all liens, claims, charges, restrictions, equities and encumbrances of any kind and have full power and legal right to sell, assign, transfer and deliver the same to Buyer.

5.3 Subsidiaries and Other Equity Investments. The Company does not own, directly or indirectly, any shares of capital stock of any corporation or any equity investment in any partnership, association or other business organization.

5.4 Authorization of Agreement; No Violation. Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions provided for in this Agreement or contemplated hereby (i) will violate or conflict with the Articles of Incorporation or By-Laws of the Company, (ii) will conflict with or result in any breach of or default under any provision of any contract or agreement of any kind to which any Seller or the Company is a party or by which any Seller or the Company or is bound or to which any property or asset of any of them is subject, (iii) is prohibited by or requires any Seller or the Company to obtain or make any consent, authorization, approval, registration or filing under any statute, law, ordinance, regulation, rule, judgment, decree or order of any court or governmental agency, board, bureau, body, department or authority, or of any other person, (iv) will cause any acceleration of the maturity of any note, instrument or other obligation to which the Company is a party or by which the Company is bound or with respect to which the Company is an obligor or guarantor or (v) will result in the creation or imposition of any lien, claim, charge, restriction, equity or encumbrance of any kind whatsoever upon or give to any other person any interest or right (including any right of termination or cancellation) in or with respect to any of the properties, assets, business, agreements or contracts of the Company.

5.5 Financial Statements. Sellers have delivered to Buyer copies of the following financial statements:

(i) The reviewed but not audited balance sheets of the Company as at December 31, 2015 and 2016 and related reviewed but not audited statements of

income, changes in stockholders' equity and cash flows for the fiscal years ended on those dates, together with supporting schedules and the reports thereon of The Tax Trailer, certified public accountants; and

(ii) The reviewed but not audited balance sheets of the Company as at September 30, 2016 and 2017 and related statements of income, changes in stockholders' equity and cash flows for the nine-month periods ended on those dates, together with supporting schedules, identified by the President of the Company.

Except as set forth in the notes thereto, all of such financial statements are complete and correct and present fairly and accurately the financial position of the Company as at the respective dates of said balance sheets and the results of the operations and changes in financial position of the Company for the respective periods then ended in conformity with generally accepted accounting principles applied on a basis consistent with that of the preceding periods (subject, in the case of such balance sheets as at September 30, 2016 and 2017 and such related statements of income and retained earnings and changes in financial position for the nine-month periods ended on those dates, to normal year-end adjustments consistent with prior periods). Except as set forth in Schedule 5.5: no uncollectible accounts receivable are reflected on said balance sheets without provision for an adequate reserve for uncollectible amounts; inventories reflected on said balance sheets represent only good and serviceable items priced at the lower of cost (first in, first out method) or market value with adequate provision for obsolescence, shrinkage, excess quantities, defective materials and deterioration; and as at September 30, 2017 there was no liability of any nature or in any amount that should properly be reflected or reserved against in a balance sheet prepared in conformity with generally accepted accounting principles applied on a basis consistent with that of the preceding periods which is not fully reflected or reserved against in the balance sheet of the Company as at September 30, 2017.

5.6 No Undisclosed Liabilities, Etc. Since September 30, 2017 (except (i) for the transactions contemplated by this Agreement and (ii) as set forth in Schedule 5.6):

(A) The Company has not incurred any material liability or obligation (absolute, accrued, contingent or otherwise) of any nature, other than liabilities and obligations incurred in the ordinary course of business, that would properly be reflected or reserved against in a balance sheet prepared in conformity with generally accepted accounting principles applied on a basis consistent with that used in the preparation of the balance sheet of the Company as at September 30, 2017 referred to in Section 5.5; and

(B) The Company has not acquired any material amount of accounts receivable that are or are believed to be uncollectible, and the frequency and amounts of payments received by the Company with respect to the accounts receivable reflected on the balance sheet of the Company and as at September 30, 2017 referred to in Section 5.5 do not, in retrospect, render inadequate the reserve for uncollectible accounts set forth on such balance sheet.

5.7 Absence of Certain Changes. Since September 30, 2017 (except (i) for the execution and delivery of this Agreement and (ii) as set forth in Schedule 5.7), the Company has not:

(i) had any change in its condition (financial or otherwise), operations (present or prospective), business (present or prospective), properties, assets, or liabilities, other than changes in the ordinary course of business, none of which has been materially adverse;

(ii) suffered any damage, destruction or loss of physical property (whether or not covered by insurance) materially or adversely affecting its condition (financial or otherwise) or operations (present or prospective);

(iii) issued, sold or otherwise disposed of, or agreed to issue, sell or otherwise dispose of, any capital stock or any other security of the Company and has not granted or agreed to grant any option, warrant or other right to subscribe for or to purchase any capital stock or any other security of the Company;

(iv) incurred or agreed to incur any indebtedness for borrowed money;

(v) paid or obligated itself to pay in excess of $5,000 in the aggregate for any fixed assets;

(vi) suffered any substantial loss or waived any substantial right;

(vii) sold, transferred or otherwise disposed of, or agreed to sell, transfer or otherwise dispose of, any assets having a fair market value at the time of sale, transfer or disposition of $5,000 or more in the aggregate, or canceled, or agreed to cancel, any debts or claims, other than in the ordinary course of business;

(viii) mortgaged, pledged or subjected to any charge, lien, claim or encumbrance, or agreed to mortgage, pledge or subject to any charge, lien, claim or encumbrance, any of its properties or assets;

(ix) declared, set aside or paid any dividend or made any distribution (whether in cash, property or stock) with respect to any of its capital stock or redeemed, purchased or otherwise acquired, or agreed to redeem, purchase or otherwise acquire, any of its capital stock;

(x) increased, or agreed to increase, the compensation or bonuses or special compensation of any kind of any of its officers, employees or agents over the rate being paid to them on September 30, 2017, other than normal merit and/or cost-of-living increases pursuant to customary arrangements consistently followed, or adopted or increased any benefit under any insurance, pension or other employee

benefit plan, payment or arrangement made to, for or with any such officer, employee or agent;

(xi) lost any major customer or had any material order canceled or knows of any threatened cancellation of any material order;

(xii) made or permitted any material amendment or termination of any material contract, agreement or license to which it is a party other than in the ordinary course of business;

(xiii) had any resignation or termination of employment of any of its key officers or employees or knows of any impending or threatened resignation or resignations or termination or terminations of employment that would have a material adverse effect on its operations (present or prospective) or business (present or prospective);

(xiv) had any labor trouble or knows of any impending or threatened labor trouble;

(xv) made any change in its accounting methods or practices with respect to its condition, operations, business, or practices with respect to its condition, operations, business, properties, assets or liabilities;

(xvi) made any charitable or political contribution or pledge in excess of $5,000 in the aggregate; or

(xvii) entered into any transaction not in the ordinary course of its business.

5.8 Title to and Condition of Properties and Assets. The Company has good and marketable title to all of its properties and assets, including, without limitation, (i) all those used in its businesses, and (ii) those reflected in the balance sheet of the Company as at September 30, 2017 referred to in Section 5.5 (except as thereafter sold or otherwise disposed of in the ordinary course of business), subject to no mortgage, pledge, conditional sales contract, lien, security interest, right of possession in favor of any third party, claim or other encumbrance, except (i) the lien of current taxes not yet due and payable and (ii) as set forth in Schedule 5.8. Subsequent to September 30, 2017, the Company has not sold or disposed of any of its properties or assets or obligated itself to do so except in the ordinary course of business. The facilities, machinery, furniture, office and other equipment of the Company that are used in its business are in good operating condition and repair, subject only to the ordinary wear and tear of its business, and neither the Company nor any property or asset owned or leased by it is in violation of any applicable ordinance, regulation or building, zoning, environmental or other law in respect thereof of which either Seller has knowledge or, whether or not either Seller has knowledge thereof, the violation of which will not have a material adverse effect on the conduct of the business or the ownership or use of any of the properties or assets of the Company.

5.9 Certain Properties. Except as set forth in Schedule 5.9, the Company does not own or lease or use in its business any properties or assets of any kind or nature, real, personal or mixed, tangible or intangible, wherever located.

5.10 Tax Matters. (A) All federal, state, local and foreign tax returns, reports and statements required to be filed by the Company (and each affiliate, if any, with which the Company files consolidated, combined or unitary returns) have been properly and timely filed with the appropriate governmental agencies in all jurisdictions in which such returns, reports and statements are required to be filed, and all Charges (as hereinafter defined) and other impositions shown thereon to be due and payable have been paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for the nonpayment thereof, unless any such amounts are being contested in good faith by appropriate proceedings and an adequate reserve has been established on the balance sheet of the Company as at September 30, 2017 referred to in Section 5.5 therefor, or any such fine, penalty, interest, late charge or loss has been paid. For purposes of this Agreement, "Charges" shall mean all federal, state, county, city, municipal, local, foreign or other governmental taxes, levies, assessments and charges, liens, claims or encumbrances upon or relating to (i) the Company's employees, payroll, income or gross receipts, (ii) the Company's ownership or use of any of its assets, or (iii) any other aspect of the Company's business, in each case including any and all interest and penalties.

(B) The Company has paid when due and payable all Charges required to be paid by it, except where contested in good faith, by appropriate proceedings, if adequate reserves therefor have been established on the balance sheet of the Company as at September 30, 2017 referred to in Section 5.5 in accordance with generally accepted accounting principles and where such nonpayment would not have a material adverse effect on the business, properties or financial condition of the Company. The provisions for taxes due by the Company in the balance sheet of the Company as at September 30, 2017 referred to in Section 5.5 are sufficient for all unpaid Charges, whether or not disputed.

(C) Schedule 5.10 sets forth for the Company those taxable years for which its tax returns are currently being audited by the Internal Revenue Service ("IRS"). No issue has been raised or settled in any such examination that, by application of similar principles, reasonably may be expected to result in an assertion of a material deficiency for any other taxable year not so examined that has not been accrued on the consolidated balance sheet of the Company as at September 30, 2017 referred to in Section 5.5 in accordance with generally accepted accounting principles. The Company has not settled, issued or has entered into a closing agreement with respect to any tax year for which an audit or examination has been concluded that, by application of similar principles, reasonably may be expected to result in a material deficiency for any other taxable year not so examined (or currently under examination) that has not been accrued on the consolidated balance sheet of the Company as at September 30, 2017 referred to in Section 5.5 in accordance with generally accepted accounting principles. There is no issue known to the Company or either Seller relating to any Charge (federal or otherwise) that, if determined adversely to the Company would result in the assertion of any material deficiency for any taxable year that

has not been accrued on the balance sheet of the Company as at September 30, 2017 referred to in Section 5.5.

(D) Except as set forth in Schedule 5.10, the Company has not executed or filed with the IRS or any other governmental authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charge.

(E) Except as set forth in Schedule 5.10, the Company has not filed a consent pursuant to Section 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"), or agreed to have Section 341(f)(2) of the Code apply to any disposition of subsection (f) assets (as such term is defined in Section 341(f)(4) of the Code). The Company has not made any payment, is not obligated to make any payment, or is a party to any agreement that could under certain circumstances obligate it to make any payment, that will not be deductible under Section 280G of the Code. The Company has disclosed on its federal income tax returns all positions taken thereon that could give rise to a substantial understatement of federal income tax within the meaning of Section 6661 of the Code.

(F) Except as set forth in Schedule 5.10, none of the property owned by the Company is property which the Company is required to treat as being owned by any other person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1986, as amended, and in effect immediately prior to the enactment of the Tax Reform Act of 1986 or is "tax-exempt use property" within the meaning of Section 168(h) of the Code.

(G) Except as set forth in Schedule 5.10, the Company has not agreed or been requested to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method initiated by the Company and neither the Company nor either Seller has any knowledge that the IRS has proposed any such adjustment or change in accounting methods.

(H) Except as set forth in Schedule 5.10, the Company has no obligation under any written tax sharing agreement.

5.11 <u>Contracts</u>. Except as set forth in Schedule 5.11, the Company is not a party to any written or oral:

(i) contract with any labor union;

(ii) employment or consulting contract or other contract for services involving a payment of more than $20,000 annually;

(iii) lease, whether as lessee or lessor, with respect to any property, real or personal, involving a payment of more than $10,000 annually;

(iv) loan agreement or instrument relating to any indebtedness;

(v) contract of purchase or sale involving more than $5,000;

(vi) contract with any agent, dealer or distributor;

(vii) stand-by letter of credit, guarantee or performance bond involving more than $10,000;

(viii) contract or agreement restricting the ability of any person from freely engaging in any business or competing anywhere in the world;

(ix) contract not made in the ordinary course of business involving more than $10,000; or

(x) other contract, except insubstantial contracts for supplies or services not involving more than $5,000 and which can be terminated within one year without cost.

Except as set forth in Schedule 5.11, the Company is not a party to any material contract with any governmental authority. The Company is not a party to any contract that materially and adversely affects its condition (financial or otherwise), operations (present or prospective), business (present or prospective), properties, assets or liabilities. Each contract or other agreement listed in Schedule 5.11 is in full force and effect and is valid and enforceable by the Company in accordance with its terms. Neither the Company nor any other party is in default in the observance or the performance of any term or obligation to be performed by it under any contract listed in Schedule 5.11. To the best of Sellers' knowledge, no other person is in default in the observance or the performance of any term or obligation to be performed by it under any material contract with the Company. Neither Seller knows of any bid or contract proposal made by the Company that, if accepted or entered into, might reasonably be expected to result in a loss to the Company. The Sellers have delivered to Buyer true and complete copies of all contracts listed in Schedule 5.11 as in effect on the date hereof.

5.12 Litigation. Except as set forth in Schedule 5.12, there are no actions, suits, proceedings or investigations, either at law or in equity, or before any commission or other administrative authority in any United States or foreign jurisdiction, of any kind now pending or, to the best of either Seller's knowledge, threatened or proposed in any manner or, to the best of Sellers' knowledge, any circumstances which should or could reasonably form the basis of any such action, suit, proceeding or investigation, involving the Company or any of its properties or assets that (i) if asserted and decided adversely to the Company could materially and adversely affect the operations (present or prospective) or the business (present or prospective) of the Company, or (ii) questions the validity of this Agreement or (iii) seeks to delay, prohibit or restrict in any manner any action taken or to be taken by either Seller under this Agreement. Except as set forth in Schedule 5.12, there is no arbitration proceeding pending or threatened or proposed in any manner under any collective bargaining agreement or other agreement or otherwise. Neither the Company nor any of its properties or assets is subject to any judicial or administrative judgment, order, decree or restraint.

5.13 Patents and Trademarks. Except as set forth in Schedule 5.13: The Company does not own any patent relating to any product which it produces or sells or any process used in the manufacture of any such product, nor has any license under any patent been issued to the Company relating to any such product or any such process, and there is no patent which would cover any such product or any such process; and the Company does not own any copyright, registered trademark or trade name, nor has any license to use any copyright, trademark or trade name been issued to it, nor does the Company use any copyright, registered trademark or trade name in its operations or business. Each of the patents, registered trademarks and trade names listed in Schedule 5.13 has been validly issued and is owned by the Company, and the Company has the exclusive rights to use all such patents, copyrights, registered trademarks and trade names in its business and operations. Except as set forth in Schedule 5.13, the Company owns all patents, copyrights, trademarks, trade names, know-how, trade secrets and other proprietary rights necessary to produce and sell its products and to conduct its operations and business and neither Seller knows of any claim, or any basis of any claim, that the Company has infringed any patent, copyright, trademark, trade name, know-how, trade secret or other proprietary right of any other person. Neither Seller knows of any potential claim of infringement of any patent, copyright, trademark, trade name, know-how, trade secret or other proprietary right of any other person that has not been asserted but that, if asserted, would materially and adversely affect the financial condition, business or operations of the Company.

5.14 Compliance with Laws. The Company has complied with and is in compliance with all federal, state, local and foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders and decrees applicable to it or any of its properties, assets, operations and businesses, except in such instances in which the failure to have complied or be in compliance has had or will have a material and adverse effect on the Company or any of its properties, assets, business or operations and there does not exist any basis for any claim of default under or violation of any such statute, law, ordinance, regulation, rule, judgment, order or decree except such defaults or violations or such bases for any claim of such defaults or violations, if any, that in the aggregate do not and will not materially and adversely affect the property, operations, financial condition or prospects of the Company. The Company has not received any opinion or memorandum or legal advice from any legal counsel to the effect that it is exposed to any liability or disadvantage that is or may be material to the Company. The Company is in compliance with (i) all applicable requirements of all United States and foreign governmental authorities with respect to environmental protection, including, without limitation, regulations establishing quality criteria and standards for air, water, land and hazardous materials, (ii) all applicable requirements of the Occupational Safety and Health Act of 1970 within the United States and comparable workplace-safety laws of all other jurisdictions and all rules, regulations and orders thereunder and (iii) all applicable laws and related rules and regulations of all United States and foreign jurisdictions affecting labor union activities, civil rights or employment, including without limitation, in the United States, the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Equal Employment Opportunity Act of 1972, the Employee Retirement Income Security Act of 1974, the Equal Pay Act and the National Labor Relations Act.

5.15 Environmental Matters. The Company has complied with and is in compliance with all federal, state, local and foreign statutes, laws, ordinances, regulations, rules,

permits, judgments, orders and decrees applicable to it or any of its properties, assets, operations and business relating to environmental protection including, without limitation, standards relating to air, water, land and the generation, storage, transportation, treatment or disposal of Hazardous Wastes and Hazardous Substances (as such terms are defined in any applicable state or federal environmental law or regulation), except in such instances in which the failure to have complied or be in compliance has had or will have a material and adverse effect on the Company or any of its properties, assets, business or operations. The Company has obtained and adhered to all necessary permits and other approvals, including, without limitation, interim status under the Federal Solid Waste Disposal Act, necessary to store, dispose of and otherwise handle Hazardous Wastes and Hazardous Substances and has reported, to the extent required by all federal, state, local and foreign statutes, laws, ordinances, regulations, rules, permits, judgments, orders and decrees, all past and present sites owned and operated by the Company where Hazardous Wastes or Hazardous Substances have been treated, stored or disposed of. Sellers have made a diligent search and know of no location on any of the property of the Company where Hazardous Wastes and Hazardous Substances have entered or are likely to enter into the air, soil or groundwater. Neither Seller knows of any on-site or off-site location to which the Company has transported Hazardous Wastes and Hazardous Substances or arranged for the transportation of Hazardous Wastes and Hazardous Substances, which site is the subject of any federal, state, local or foreign enforcement action or any other investigation which could lead to any claim against the Company or the Buyer for any clean-up cost, remedial work, damage to natural resources or personal injury, including, but not limited to, any claim under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended. The Company has no contingent liability in connection with any release of any Hazardous Waste or Hazardous Substance into the environment.

5.16 Governmental Authorizations and Regulations. Schedule 5.16 lists all licenses, franchises, permits and other governmental authorizations held by the Company material to the conduct of its business. Such licenses, franchises, permits and other governmental authorizations are valid, and the Company has not received any notice that any governmental authority intends to cancel, terminate or not renew any such license, franchise, permit or other governmental authorization. The Company holds all licenses, franchises, permits and other governmental authorizations the absence of any of which could have a material adverse effect on its business. Except as set forth in Schedule 5.16, the business of the Company is not being conducted, and no properties or assets of the Company relating thereto are owned or are being used by the Company, in violation of any statute, law, ordinance, regulation, rule or permit of any governmental entity or any judgment, order or decree. All products manufactured or sold by the Company comply in all material respects with all statutes, laws, ordinances, regulations and rules and criteria governing the design, manufacture and intended use thereof.

5.17 Employee Benefit Plans and Arrangements.

(A) Pension Benefit Plans Generally. The Company does not sponsor, maintain or contribute to any plan program, fund or arrangement that constitutes an "employee pension benefit plan," nor has the Company any obligation to contribute to or accrue or pay any benefits under any deferred compensation or retirement funding arrangement on behalf of any employee or employees (such as, for example, and without limitation, any individual retirement account or annuity, any "excess benefit plan" (within the meaning of section 3(36) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or any non-qualified deferred compensation arrangement). For the purposes of this Agreement, the term "employee pension benefit plan" shall have the same meaning as is given that term in section 3(2) of ERISA. The Company has not sponsored, maintained or contributed to any employee pension benefit plan, nor is the Company required to contribute to any retirement plan pursuant to the provisions of any collective bargaining agreement establishing the terms and conditions or employment of any of the Company's employees.

(B) ERISA Title IV Considerations. The Company is not nor can become, liable to the Pension Benefit Guaranty Corporation or to any multiemployer employee pension benefit plan under the provisions of Title IV of ERISA.

(C) Stock Option Arrangements. The Company does not sponsor nor has it granted any option under any stock option arrangement for the benefit of any employee or former employee.

(D) Other Employee Benefit Plans and Arrangements. Except as set forth in Schedule 5.18, the Company does not sponsor, maintain, support, is otherwise a party to, or has any liability or contingent liability under any plan, program, fund, arrangement or contractual undertaking, whether for the benefit of a single individual or for more than one individual, and whether or not funded, which is in the nature of (i) an employee pension benefit plan, (ii) an employee welfare benefit plan (as defined in section 3(1) of ERISA) or (iii) any incentive or other benefit arrangement for employees, their dependents and/or their beneficiaries.

5.18 Certain Transactions. Except as set forth in Schedule 5.18, there is no transaction, and no transaction now proposed, to which the Company was or is to be a party and in which any director or officer of the Company or any person owning of record or beneficially more than 10% of the outstanding capital stock of any class of the Company or any associate of any such person had or has a direct or indirect material interest.

5.19 Foreign Corrupt Practices Act. Neither the Company nor any director, officer, agent, employee or other person associated with or acting on behalf of the Company has used any corporate funds for any unlawful contribution, gift, entertainment or other expense relating to political activity or made any direct or indirect unlawful payment to any United States or foreign government official or employee from corporate funds or violated or is in violation of

any provision of the Foreign Corrupt Practices Act of 1977 or paid or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

5.20 Accounting Practices. The Company makes and keeps accurate books and records reflecting its assets and maintains internal accounting controls that provide reasonable assurance that (i) transactions are executed with management's authorization, (ii) transactions are recorded as necessary to permit preparation of the Company's financial statements and to maintain accountability for the assets of the Company, (iii) access to the assets of the Company is permitted only in accordance with management's authorization and (iv) the reported accountability of the assets of the Company is compared with existing assets at reasonable intervals.

5.21 Minute Books. The Company's minute books contain complete and accurate records of all meetings and other corporate actions of its stockholders and Boards of Directors and committees thereof.

5.22 Insurance. All properties and operations of the Company are insured for their respective benefits, in amounts deemed adequate by its Board of Director or management, against all risks usually insured against by persons operating similar properties or conducting similar operations in the localities where such properties are located or such operations are conducted under valid and enforceable policies issued by insurers of recognized responsibility. Schedule 5.22 lists all such policies. Sellers have delivered to Buyer true and complete copies of all such policies as in effect on the date hereof.

5.23 Bank Accounts; Powers of Attorney. Schedule 5.23 sets forth (i) the name of each bank in which the Company has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto, and (ii) the names of all persons, if any, holding powers of attorney from the Company and a summary statement of the terms thereof.

5.24 Product Warranties. Except as set forth in Schedule 5.24: (i) the Company has unexpired, expressed, product warranty with respect to any product that it produces or sells or service that it renders that it has heretofore manufactured or sold or rendered; (ii) the Company has not received any notice of any claim based on any product warranty (except claims outstanding as of September 30, 2017, not exceeding $5,000 in the aggregate); and (iii) neither Seller knows or has any reasonable ground to know of any claim (actual or threatened) based on any product warranty of which the Company has received notice. The Company makes no other warranties, expressed or implied, with respect to any of the products that it produces or sells.

5.25 Certain Disclosures Schedule 5.25 contains:

(i) a list of all officers and other employees, agents and consultants of the Company whose current annual salary or rate of compensation (including bonus and incentive compensation) is $20,000 or more or to whom the Company has loaned $5,000 or more;

(ii) a list of all insurance policies of the Company; and

(iii) a list of all products currently produced and/or sold and services rendered by the Company and a description of all products which are under development for manufacture or sale or both thereby;

5.26 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by the Sellers directly with Buyer and without the intervention of any other person and in such manner as not to give rise to any valid claim against any of the parties for any finder's fee, brokerage commission or like payment.

5.27 Investment Representation. Sellers are acquiring the shares of common stock of Buyer to be issued to Sellers pursuant to Section 2 for investment and not with a view to the distribution thereof or dividing all or any part of any of their interests therein with any other person.

5.28 No Untrue Statements. No statement by any Seller contained in this Agreement and no written statement contained in any certificate or other document required to be furnished by any Seller or any officer, counsel or other agent of the Company to Buyer pursuant to or in connection with this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements therein contained not misleading. There is no fact that affects, or in the future might reasonably be expected to affect, adversely the condition (financial or otherwise), operations (present or prospective), business (present or prospective), properties, assets or liabilities of the Company in any material respect that is not set forth in this Agreement or the Schedules.

6. Representations and Warranties by Buyer. Buyer represents and warrants to the Sellers as follows:

6.1 Corporate Organization. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the corporate power and authority to enter into and perform this Agreement, to carry on its business as now being conducted and as proposed to be conducted and to own and operate the properties and assets now owned and being operated by it. Buyer has delivered to Sellers complete and correct copies of the Buyer's Amended and Restated Articles of Incorporation and Amended and Restated By-Laws as in effect on the date hereof. The Buyer is duly qualified or licensed to do business and is in good standing as a foreign corporation in each of the jurisdictions set forth in Schedule 6.1. The Buyer is not required to be qualified or licensed to do business as a foreign corporation in any other jurisdiction except such jurisdictions, if any, in which the failure to be so qualified or licensed will not have a material adverse effect on the conduct of its business or the ownership or use of any of its properties or assets

6.2 Capitalization; Stock Ownership. The authorized capital stock of the Buyer consists of 600,000,000 shares of Common Stock of the par value of $0.001 per share, of which 36,364,642 shares are issued and outstanding, and 10,000,000 shares of Preferred Stock of the par value of $0.001 per share, none of which are issued and outstanding. All of such issued shares

have been duly authorized and validly issued and are fully paid and non-assessable and none of them was issued in violation of any preemptive or other right. Except as set forth in Schedule 6.2, the Buyer is not a party to or bound by any contract, agreement or arrangement to issue, sell or otherwise dispose of or redeem, purchase or otherwise acquire any capital stock or any other security of the Buyer or any other security exercisable or exchangeable for or convertible into any capital stock or any other security of the Buyer, and, except for this Agreement and as set forth in Schedule 6.2 there is no outstanding option, warrant or other right to subscribe for or purchase, or contract, agreement or arrangement with respect to, any capital stock or any other security of the Buyer or any other security exercisable or exchangeable for or convertible into any capital stock or any other security of the Buyer.

6.3 Subsidiaries and Other Equity Investments. The Buyer does not own, directly or indirectly, any shares of capital stock of any corporation or any equity investment in any partnership, association or other business organization.

6.4 Authorization of Agreement; No Violation. The Board of Directors of Buyer has duly authorized the execution and delivery of this Agreement and the issuance and delivery of the shares of Common Stock to be issued to Sellers pursuant to Section 2 and the consummation of the other transactions contemplated hereby. Buyer has delivered to Sellers true and complete copies, certified by Buyer's Secretary, of the resolutions which have been adopted by its Board of Directors authorizing such execution and delivery and the purchase from Sellers of the Stock and the consummation of such other transactions. Neither the execution, delivery or performance of this Agreement nor the consummation of any of the transactions provided for in this Agreement or contemplated hereby (i) will violate or conflict with the Amended and Restated Articles of Incorporation or Amended and Restated By-Laws of the Buyer, (ii) will conflict with or result in any breach of or default under any provision of any contract or agreement of any kind to which the Buyer is a party or by which the Buyer is bound or to which any property or asset of the Buyer is subject, (iii) is prohibited by or requires the Buyer to obtain or make any consent, authorization, approval, registration or filing under any statute, law, ordinance, regulation, rule, judgment, decree or order of any court or governmental agency, board, bureau, body, department or authority, or of any other person, (iv) will cause any acceleration of the maturity of any note, instrument or other obligation to which the Buyer is a party or by which the Buyer is bound or with respect to which the Buyer is an obligor or guarantor or (v) will result in the creation or imposition of any lien, claim, charge, restriction, equity or encumbrance of any kind whatsoever upon or give to any other person any interest or right (including any right of termination or cancellation) in or with respect to any of the properties, assets, business, agreements or contracts of the Buyer.

6.5 Financial Statements. Buyer has delivered to Sellers copies of the unaudited balance sheet of the Buyer as at June 30, 2017 and a related statement of income for the fiscal year ended on that date, identified by the President and the chief financial officer of the Buyer. Such financial statements present fairly and accurately the financial position of the Buyer as at the date of said balance sheet in conformity with generally accepted accounting principles

6.6 No Undisclosed Liabilities, Etc. Since June 30, 2017 (except (i) for the transactions contemplated by this Agreement and (ii) as set forth in Schedule 6.6): the Buyer has not incurred any material liability or obligation (absolute, accrued, contingent or otherwise) of any nature, other than liabilities and obligations incurred in the ordinary course of business, that would properly be reflected or reserved against in a balance sheet prepared in conformity with generally accepted accounting principles applied on a basis consistent with that used in the preparation of the balance sheet of the Buyer as at June 30, 2017 referred to in Section 6.5;

6.7 Litigation. There are no action, suits, proceedings or investigations, either at law or in equity, or before any commission or other administrative authority in any United States or foreign jurisdiction, of any kind now pending or threatened or proposed in any manner, or any circumstances which should or could reasonably form the basis of any such action, suit, proceeding or investigation, involving Buyer or any of its properties or assets that (i) questions the validity of this Agreement or (ii) seeks to delay, prohibit or restrict in any manner any action taken or to be taken by Buyer under this Agreement.

6.8 Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by Buyer directly with Sellers and without the intervention of any other person and in such manner as not to give rise to any valid claim against any of the parties for a finder's fee, brokerage commission or like payment.

6.9 Investment Representation. Buyer is acquiring the Stock for investment and not with a view to the distribution thereof or dividing all or any part of its interest therein with any other person.

6.10 No Untrue Statements. No statement by Buyer contained in this Agreement and no written statement contained in any certificate or other document required to be furnished by any officer, counsel or other agent of Buyer to Sellers pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary in order to make the statements therein contained not misleading.

7.0 Covenants of Sellers. Sellers covenant and agree with Buyer as follows:

7.1 Access, Information and Documents. Pending the Closing, Sellers will cause the Company to give to Buyer and to its agents and representatives (including, but not limited to, accountants, lawyers and appraisers) full and complete access during normal working hours to any and all of the properties, assets, books, records and other documents of the Company to enable Buyer to make such examination of the business, properties, assets, books, records, and other documents of the Company as Buyer may determine, and Sellers will furnish, and will cause the Company to furnish, to Buyer such information and copies of such documents and records as Buyer shall reasonably request. As part of such examination Buyer may make such inquiries of such persons having business relationships with the Company (including, but not limited to, suppliers, licensees, distributors and customers) as Buyer shall determine and Sellers shall cooperate fully, and shall cause the Company to cooperate fully, with Buyer in connection therewith.

7.2 Conduct of Business Pending Closing. From the date hereof until the Closing, except as consented to by Buyer in writing:

(i) Sellers will cause the Company to maintain itself at all times as a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction under which it is incorporated;

(ii) Sellers will cause the Company to carry on its business and operations in a good and diligent manner on an arm's-length basis and substantially in the manner carried on as of the date hereof and will not permit the Company to engage in any activity or transaction or make any commitment to purchase or spend other than in the ordinary course of its business as heretofore conducted; provided, however, without the written consent of Buyer, Sellers may permit the Company to make a commitment or commitments to purchase or spend in the aggregate an amount not to exceed $5,000;

(iii) Except for an amount of cash not to exceed $150,000 to be distributed and/or paid by the Company to Sellers, Sellers will not permit the Company to declare, authorize or pay any distribution or dividend to its stockholders and will not permit the Company to redeem, purchase or otherwise acquire, or agree to redeem purchase or otherwise acquire, any shares of its stock;

(iv) Sellers will not permit the Company to pay or obligate itself to pay any compensation, commission or bonus to any director, officer, employee or independent contractor as such, except for the regular compensation and commissions payable to such director, officer, employee or independent contractor at the rate in effect on the date of this Agreement;

(v) Except as set forth on Schedule 7.2, Sellers will cause the Company to continue to carry all of its existing insurance;

(vi) Sellers will cause the Company to use its best efforts to preserve its business organization intact, to keep available to Buyer the services of its employees and independent contractors and to preserve for Buyer its relationships with suppliers, licensees, distributors and customers and others having business relationships with it;

(vii) Sellers will not permit the Company to, or to obligate itself to, sell or otherwise dispose of or pledge or otherwise encumber, any of its properties or assets except in the ordinary course of business and Sellers will cause the Company to maintain its facilities and equipment in good operating condition and repair, subject only to ordinary wear and tear;

(viii) Sellers will not permit the Company to amend its Articles of Incorporation or By-Laws;

(ix) Sellers will not permit the Company to engage in any activity or transaction other than in the ordinary course of its business as heretofore conducted; and

(x) Without limiting the foregoing, Sellers will consult with Buyer regarding all significant developments, transactions and proposals relating to the business or operations or any of the assets or liabilities of the Company.

7.3 Consents and Approvals. Sellers shall use their best efforts to obtain prior to the Closing all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority or of any other person required to be obtained by Sellers in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

7.4 Resignation of Directors. Prior to or at the Closing, Sellers will cause each of the directors of the Company to resign as a director of the Company effective at the Closing.

8.0 Covenants of Buyer.

8.1 Confidential Information. Buyer shall exert reasonable efforts to preserve and maintain all proprietary information and trade secrets of the Company received or confirmed in documentary form by Buyer from Sellers and the Company and shall not disclose to any third person or use any such proprietary information or trade secret for personal advantage, except that Buyer shall be free to use and disclose all or any of such proprietary information and trade secrets which (a) were already in Buyer's possession at the time of disclosure to Buyer; (b) are a matter of public knowledge; (c) have been or are hereafter published other than through Buyer; or (d) are lawfully obtained by Buyer from a third person without restrictions of confidentiality. The covenants of Buyer contained in this Section 8.1 shall terminate at the Closing.

8.2 Consents and Approvals. Buyer shall use its best efforts to obtain prior to the Closing all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority or of any other person required to be obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

8.3 Use of Name. Within fifteen business days after Closing, Buyer will take all appropriate corporate action to change the name of the Company to a name that does not include either the word "Electro" or the word "Fish" and will not thereafter use either such word or the word "Electro-Fish" or any other word that may be confused with the word "Electro-Fish"; and formally abandon any D/B/A filed by the Company with the Texas Secretary of State using the word "Electro" or the word "Fish". However, Buyer may use the word "Electro-Fish" in connection with press releases and articles informing the public of the acquisition of the Stock. It

is understood that Sellers will continue to own and operate a limited liability company organized under the laws of the state of Texas known as "Electro-Fish Creative LLC" ("Electro-Fish"), and that following the Closing Electro-Fish will continue to own all of the intellectual property that it owns as of the Closing.

9. Conditions Precedent to Sellers' Obligation to Sell the Stock. The obligation of Sellers to sell the Stock is subject to the fulfillment prior to or at the Closing of the following conditions:

9.1 Buyer's Performance. There shall not be any material error, misstatement or omission in the representations and warranties made by Buyer in this Agreement; all representations and warranties by Buyer contained in this Agreement or in any written statement delivered by Buyer to Sellers pursuant to this Agreement shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of said time (except (i) as contemplated by this Agreement and (ii) to the extent, if any, Sellers shall waive the same); and Buyer shall have performed and complied with all the terms, provisions and conditions of this Agreement to be performed and complied with by Buyer at or before the Closing.

9.2 Consents and Approvals. Sellers and Buyer shall have obtained all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority or of any other person required to be obtained by Sellers or Buyer, as the case may be, in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

10. Conditions Precedent to Buyer's Obligation to Purchase the Stock. The obligation of Buyer to purchase the Stock is subject to the fulfillment prior to or at the Closing of the following conditions:

10.1 Sellers' Performance. There shall not be any material error, misstatement or omission in the representations and warranties made by any Seller in this Agreement; all representations and warranties by Sellers contained in this Agreement or in any written statement delivered by any Seller to Buyer pursuant to this Agreement shall be true in all material respects at and as of the Closing as though such representations and warranties were made at and as of said time (except (i) as contemplated by this Agreement and (ii) to the extent, if any, Buyer shall waive the same); and Sellers shall have performed and complied with all the terms, provisions and conditions of this Agreement to be performed and complied with by Sellers at or before the Closing.

10.2 Consents and Approvals. Sellers and Buyer shall have obtained all consents, authorizations and approvals under all statutes, laws, ordinances, regulations, rules, judgments, decrees and orders of any court or governmental agency, board, bureau, body, department or authority or of any other person required to be obtained by Sellers or Buyer, as the case may be, in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

10.3 Resignations of Directors. The directors of the Company shall have executed and delivered to the Buyer their resignations as directors of the Company effective at the Closing.

11. Termination. This Agreement may be terminated as follows:

11.1 Termination by Buyer. Buyer may, without liability to Sellers, terminate this Agreement by notice to Sellers (i) at any time prior to the Closing if default shall be made by Sellers in the observance or in the due and timely performance of any of the terms hereof to be performed by Sellers that cannot be cured at or prior to the Closing, or (ii) at the Closing if any of the conditions precedent to the performance of Buyer's obligations at the Closing shall not have been fulfilled.

11.2 Termination by Sellers. Sellers may, without liability to Buyer, terminate this Agreement by notice to Buyer (i) at any time prior to the Closing if default shall be made by Buyer in the observance or in the due and timely performance of any of the terms hereof to be performed by Buyer that cannot be cured at or prior to the Closing, or (ii) at the Closing if any of the conditions precedent to the performance of Sellers' obligations at the Closing shall not have been fulfilled.

11.3 Effect of Termination. If this Agreement is terminated, this Agreement (except for Section 8.1), shall no longer be of any force or effect and there shall be no liability on the part of any party or its respective directors, officers or shareholders except, in the case of termination because of a material default or material breach resulting from the willful fault of another party, the aggrieved party or parties may recover from the defaulting party the amount of expenses incurred by such aggrieved party or parties in connection with this Agreement and the transactions contemplated hereby which the aggrieved party or parties would otherwise have to bear pursuant to Section 13.4 of this Agreement. If this Agreement shall be terminated, each party will (i) redeliver all documents, work papers and other materials furnished by any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, to the party furnishing the same, and (ii) destroy all documents, work papers and other materials developed by its accountants, agents and employees in connection with the transactions contemplated hereby which embody proprietary information or trade secrets furnished by any other party or deliver such documents, work papers and other materials to the party furnishing the same or excise such information or secrets therefrom; and all information received by any party hereto with respect to the business of any other party or any of its subsidiaries (other than information which is a matter of public knowledge or which has heretofore been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for personal advantage or disclosed by such party to any third person to the detriment of the party furnishing such information or any of its subsidiaries.

12. Indemnification.

12.1 Survival of Representations and Warranties. All representations and warranties made by Sellers or Buyer in this Agreement or pursuant hereto shall survive the Closing for a period of only twelve (12) months.

12.2 Indemnification by Sellers. Subject to the limitations and other provisions contained in this Section 12 including, without limitation, Section 12.8 the Sellers will indemnify and hold harmless Buyer against any and all damages incurred by the Buyer arising from:

(A) any failure by Sellers to perform any covenants or other obligations of Sellers contained in this Agreement;

(B) any breach of any representation or warranty of Sellers contained in Section 5 of this Agreement; or

12.3 Limitations on Sellers Indemnification. The Buyer shall not be entitled to be indemnified pursuant to Section 12.2 unless and until the aggregate of all damages incurred by Buyer shall exceed $25,000 (the "Buyer Deductible") and, thereafter, the Buyer shall only be entitled to payment for, and Sellers shall only be liable and required to pay, damages in excess of the Buyer Deductible. Notwithstanding anything to the contrary contained herein, in no event shall Sellers have any liability or indemnification pursuant to Section 12.2 in an aggregate amount in excess of $375,000 (the "Buyer Cap"). In addition, the amount of damages incurred by any Indemnified Party shall be reduced by amounts recovered or recoverable by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor, and (ii) tax benefit realized or realizable by the Indemnified Party arising from the incurrence or payment of any such damages. In computing the amount of any such tax benefit, the Indemnified Party shall be deemed to fully utilize, at the highest marginal tax rate then in effect, all tax items arising from the incurrence or payment of any damages. If an Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any damages, subsequent to an indemnification payment by the Sellers, then such Indemnified Party shall promptly reimburse the Sellers for any payment made or expense incurred by Sellers in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

12.4 Indemnification by Buyer. Subject to the limitations and other provisions contained in this Section 12 including, without limitation, Section 12.9 the Buyer will indemnify and hold harmless Sellers, from and against any and all damages incurred by the Sellers arising from:

(A) any failure by Buyer to perform any of its covenants or other obligations in this Agreement; and

(B) any breach of any representation or warranty of Buyer contained in Section 6 of this Agreement;

12.5 Limitations on Buyer Indemnification. The Sellers shall not be entitled to be indemnified pursuant to Section 12.4 unless and until the aggregate of all damages incurred by Sellers shall exceed $25,000 (the "Seller Deductible") and, thereafter, Sellers shall only be entitled to payment for, and Buyer shall only be liable and required to pay, damages in excess of the Seller Deductible. Notwithstanding anything to the contrary contained herein, in no event shall Buyer have any liability or indemnification pursuant to Section 8.4 in an aggregate amount in excess of $375,000 (the "Seller Cap"). In addition, the amount of damages incurred by any Indemnified Party shall be reduced by (i) amounts recovered or recoverable by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor, and (ii) tax benefit realized or realizable by the Indemnified Party arising from the incurrence or payment of any such damages. In computing the amount of any such tax benefit, the Indemnified Party shall be deemed to fully utilize, at the highest marginal tax rate then in effect, all tax items arising from the incurrence or payment of any damages. If an Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any damages, subsequent to an indemnification payment by the Buyer, then such Indemnified Party shall promptly reimburse the Buyer for any payment made or expense incurred by Buyer in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.

12.6 Third Party Claims.

(A) The Buyer or Sellers, as the case may be, seeking indemnification under this Section 12 (the "Indemnified Party") agrees to give prompt notice in writing to the party against whom indemnity is to be sought (the "Indemnifying Party") of the assertion of any claim or the commencement of any suit, action or proceeding by any third party ("Third-Party Claim") in respect of which indemnity may be sought under this Agreement. Such notice shall set forth in reasonable detail such Third-Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party.

(B) The Indemnifying Party shall be entitled to participate in the defense of any Third-Party Claim and, subject to the limitations set forth in this Section 12.5, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense.

(C) If the Indemnifying Party shall assume the control of the defense of any Third-Party Claim (including the right to settle any Third-Party Claim) in accordance with the provisions of this Section 12.5 (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third-Party Claim, if the settlement does not release the Indemnified Party and

its affiliates from all liabilities and obligations with respect to such Third-Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its affiliates and (ii) the Indemnified Party shall be entitled to participate in the defense of any Third-Party Claim and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by the Indemnified Party.

(D) Each party shall cooperate, and cause their respective affiliates to cooperate, in the defense or prosecution of any Third-Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

12.7 Direct Claims. In the event an Indemnified Party has a claim for indemnity under this Section 12 against an Indemnifying Party that does not involve a Third-Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have actually prejudiced the Indemnifying Party. If the Indemnifying Party has timely disputed its indemnity obligation for any damages with respect to such claim, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction.

12.8 Exclusive Remedy of Buyer. Subject to the limitations and other provisions contained in this Section 12 including, without limitation, this Section 12.8, the sole and exclusive remedy of the Buyer under Section 12.2 is to make a claim against the Escrowed Stock pursuant to the terms and procedures of the Escrow Agreement. The Buyer may not assert any claim against Seller other than on the basis of a representation, warranty or covenant contained in the Agreement (including any exhibit hereto). The Buyer may not avoid the limitations on liability set forth in this Agreement by seeking damages for breach of contract, tort or pursuant to any other theory of liability. The provisions of this Section 12.8 will not, however, prevent or limit a cause of action to obtain an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof.

12.9 Exclusive Remedy of Sellers. Subject to the limitations and other provisions contained in this Section 12 including, without limitation, this Section 12.9 the sole and exclusive remedy of the Sellers under Section 12.4 is to make a claim against the Buyer pursuant to the terms and procedures of this Section 12.9, on or before the close of business on the date 1 year after the date of this Agreement. The right of Sellers to make a claim for indemnification shall expire at such time on such date. The Sellers may not avoid the limitations on liability set forth in this Agreement by seeking damages for breach of contract tort or pursuant to any other theory of liability. The provisions of this Section 12.9 will not, however, prevent or limit a cause of action to obtain an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions

hereof.

If Buyer does not dispute a claim for indemnification made by Sellers or if Buyer does dispute any such claim and thereafter a final judgement order or decree of a court of competent jurisdiction or an arbitrator having proper authority or is rendered with respect to the disputed claim, Buyer shall issue to Sellers that number of shares of Common Stock of Buyer equal to the amount of the claim that the court or arbitrator determines should be paid by Buyer to Sellers divided by $0.50 (subject to adjustment for any stock split, stock dividend, reclassification or similar transaction (a "Stock Event") following the Closing) provided that, in no event shall the aggregate number of shares of Common Stock issued by Buyer to Sellers in payment of all claims for indemnification made by Seller pursuant to this Agreement exceed 500.000 shares (subject to adjustment for any Stock Event following the Closing) of Common Stock of Buyer. If at any time the number of shares of Buyer's Common Stock authorized and reserved for issuance pursuant to this Section 12.9 is below the number of shares sufficient for the issuance of any shares of Common Stock pursuant to this Section 12.9, Buyer will promptly take all corporate action necessary to authorize and reserve a sufficient number of shares, including, without limitation calling a special meeting of stockholders (or soliciting written consents of stockholders) to authorize additional shares to meet the Buyer's obligations under this Section 12.9. In the case of an insufficient number of authorized shares and after using its reasonable best efforts to obtain stockholder approval of an increase in such authorized number of shares, Buyer covenants and agrees that any and all shares of Common Stock issued pursuant to this Section 12.9 shall be duly and validly issued fully paid and nonassessable and not subject to preemptive rights of first refusal or similar rights of any person or any liens.

13. Miscellaneous.

13.1 Assurance of Further Action. From time to time after the Closing and without further consideration from Buyer, but at Buyer's expense, Sellers shall execute and deliver, or cause to be executed and delivered, to Buyer such further instruments of sale, assignment, transfer and delivery and take such other action as Buyer may reasonably request in order to more effectively sell, assign, transfer and deliver and reduce to the possession of Buyer any and all of the Stock and consummate the transactions contemplated hereby.

13.2 Expenses. Whether or not the Closing is consummated, except as otherwise provided in Section 11.3, each of the parties will pay all of its own legal and accounting fees and other expenses incurred in the preparation of this Agreement and the performance of the terms and provisions of this Agreement.

13.3 Waiver. The parties hereto may by written agreement (i) extend the time for or waive or modify the performance of any of the obligations or other acts of the parties hereto or (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement.

13.4 Notices. All notices, requests or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed first class certified mail postage prepaid addressed as follows: if to Buyer to iCoreConnect Inc., 13506 Summerport Parkway, Suite 160, Windermere, Florida 34786, Attention: Robert McDermott, President and Chief Executive Officer (with a copy to Samuel B. Fortenbaugh III, Esq. 45 Rockefeller Plaza, Suite 2000, New York, New York 10111, if to Sellers, to Christopher L. Elley and Cile L. Spelce, 4813 Woodview Avenue, Austin, TX 78756 (with a copy to Clark Richards, Esq., Richards Rodriguez & Skeith LLP, 816 Congress Street, Austin, TX 78701); or to such other address as may have been furnished in writing to the party giving the notice by the party to whom notice is to be given.

13.5 Entire Agreement. This Agreement embodies the entire agreement among the parties and there have been and are no agreements, representations or warranties, oral or written among the parties other than those set forth or provided for in this Agreement. This Agreement may not be modified or changed, in whole or in part, except by a supplemental agreement signed by each of the parties.

13.6 Rights Under this Agreement; Nonassignability. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by any party without the prior written consent of the other parties. Nothing contained in this Agreement is intended to confer upon any person, other than the parties to this Agreement and their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

13.7 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida applicable to agreements made and to be performed in the State of Florida and shall be construed without regard to any presumption or other rule requiring the construction of an agreement against the party causing it to be drafted.

13.8 Headings; References to Sections, Exhibits and Schedules. The headings of the Sections, paragraphs and subparagraphs of this Agreement are solely for convenience and reference and shall not limit or otherwise affect the meaning of any of the terms or provisions of this Agreement. The references herein to Sections, Exhibits and Schedules, unless otherwise indicated, are references to sections of and exhibits and schedules to this Agreement.

13.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but which together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

ICORECONNECT INC.

By ______________________

Robert McDermott
President

____

Christopher L. Elley

____

Cile L. Spelce